Exhibit 5.1

[On Slaughter and May letterhead]

7 May 2013

The Directors	Your reference
CSR plc Churchill House Cambridge Business Park Cowley Road Cambridge CB4 0WZ
Our reference
PJC / YYL
Direct line
+44 (0)20 7090 3580

Dear Sirs

Registration Statement on Form S-8 of CSR plc (the "Company")

dated 7 May 2013 (the "Registration Statement")

We have acted as legal advisers to the Company as to English law in connection with the proposed registration under the United States Securities Act of 1933, as amended, of up to 2,850,000 ordinary shares of 0.1 pence each (the “Shares”) in the Company issuable in respect of the:

—	CSR Share Award Plan;

—	CSR plc Share Option Plan;

—	Amended and Restated CSR plc Employee Share Purchase Plan; and

—	CSR plc 2011 Executive Incentive Plan,

together the “Plans” and have taken instructions solely from the Company.

For the purposes of this letter, we have examined copies of the following documents:

1.	the Registration Statement;

2.	the Plans;

3.	entries shown on the CH Direct print outs obtained by us from the Companies House database on 7 May 2013 of the file of the Company maintained at Companies House (the "Company Search"); and

4.	a certificate of the Company Secretary of the Company dated 7 May 2013 (the “Certificate”).

This letter sets out our opinion on certain matters of English law as at today’s date.  We have not made any investigation of, and do not express any opinion on, any other law.  This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed:

(A)	the accuracy and completeness of the statements made in the Certificate;

(B)	the information disclosed by the Company Search was complete, accurate and up to date as at the date of the Company Search and has not since then been altered or added to; and

(C)	the Plans have the same meaning and effect as they would have if they were governed by English law.

Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that, the Shares to be issued by the Company pursuant to and in accordance with the terms of the Plans, when so issued, will be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to references to this opinion and to Slaughter and May, in the context and form in which they appear therein.  In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully

/s/ Slaughter and May